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                                                                     Exhibit 8.1

                                        January 26, 2001

Charter Communications, Inc.
12444 Powerscourt Drive
Suite 100
St Louis, Missouri 63131

                    Re:  Charter Communications, Inc.
                         Registration Statement on Form S-3

Ladies and Gentlemen:

     Reference is made to the registration statement on Form S-3 (the "Registration Statement") to be filed by Charter Communications, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the re-sale by the selling securityholders named in the Registration Statement of up to $750 million principal amount of 5.75% Senior Convertible Senior Notes due 2005 (the "Notes"), 34,786,650 shares (the "Conversion Shares") of Class A common stock of the Company, par value $.001 per share ("Class A Common Stock"), issuable upon conversion of the Notes, plus an indeterminate number of shares that may be issuable as a result of adjustments to the conversion rate, and 31,664,667 shares of Class A Common Stock issued or issuable to certain entities in connection with the Company's purchase of certain cable systems, plus an indeterminate number of shares as may become issuable upon certain events (together with the Conversion Shares, the "Shares").

     In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinion hereafter expressed. In addition, we have reviewed such other instruments and documents as we have deemed necessary to form a basis for the opinion hereafter expressed.

     In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, and the authority of all persons or entities signing all documents examined by us and
(ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company.

     Based upon and subject to the foregoing, and consideration of applicable law, the discussion set forth under the caption "Summary of Certain United States Federal Income Tax Considerations For Holders of Convertible Senior Notes and Shares of Class A
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Charter Communications, Inc.
January 26, 2001
Page 2

Common Stock Issuable Upon Conversion" in the Registration Statement, subject to the limitations described therein, constitutes our opinion with respect to the material United States federal income tax consequences of the purchase of any of the Notes or the Shares relevant to the U.S. holders and, in certain circumstances, non-U.S. holders. Our opinion is based on United States federal income tax laws, Treasury regulations, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations, and we do not undertake to update or supplement this letter to reflect any such changes.

     No opinion is expressed on any matters other than those specifically referred to herein. The opinion expressed herein is for your benefit and for the benefit of the holders of the Notes and the Shares and may not be relied upon in any manner or for any purpose by any other person.

     The opinion set forth in this letter has no binding effect on the IRS or the courts of the United States. We have not sought and will not seek any rulings from the IRS with respect to any matters referred to herein. No assurance can be given that, if the matter were contested, the IRS or a court would agree with the opinion set forth in this letter.

     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Summary of Certain United States Federal Income Tax Considerations For Holders of Convertible Senior Notes and Shares of Class A Common Stock Issuable Upon Conversion," and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ Paul, Hastings, Janofsky & Walker LLP

                                       PAUL, HASTINGS, JANOFKSY & WALKER LLP